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                                                                EXHIBIT NO. 99.4



                             COR THERAPEUTICS, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [___________, 2002]

     The undersigned hereby appoints Vaughn M. Kailian and Peter S. Roddy and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of COR Therapeutics, Inc., a Delawae corporation, which the undersigned may be entitled to vote at the Special Meeting of Stockholders of COR Therapeutics, Inc. to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080 on [day], [date], 2002 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

     Unless contrary direction is indicated, this Proxy will be voted for Proposal 1 as more specifically described in the joint proxy statement/prospectus. If specific instructions are indicated, this Proxy will be voted in accordance with those instructions.

            (Continued, and to be dated and signed on the other side)

     The COR Therapeutics, Inc. board of directors recommends a vote for Proposal 1.

Proposal 1: To adopt the Agreement and Plan of Merger, dated December 5, 2001, by and among Millennium Pharmaceuticals, Inc., a Delaware corporation, PGM Corporation, a Delaware corporation and a wholly-owned subsidiary of Millennium Pharmaceuticals, Inc., and COR Therapeutics, Inc. and approve the merger.

                / /    For              / /    Against           / /    Abstain

     No matters other than those described in the joint proxy statement/ prospectus will be presented at the special meeting of COR stockholders.

Dated          , 2002


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                                            SIGNATURE(S)

                                     Please date this proxy and sign your name exactly as it appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signatory is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signatory is a partnership, please sign in partnership name by authorized person.

     Please vote, date and promptly return this Proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.